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                                                                  EXHIBIT 10.42a





June 26, 2000

Via USPS


Lane, August & August, LLC
c/o Burton S. August
Monro Muffler / Brake, Inc.
200 Holleder Parkway
Rochester, NY 14615

         RE: Lease agreement dated 1985 (sic) between Burton S. August, Trustee and Monro Muffler / Brake, Inc., ("Tenant") for premises situate at 3711 Erie Boulevard, Syracuse, New York, as assigned from Burton S. August as Trustee to the Lane August August Trust, as further assigned from the Lane August August Trust to Lane, August & August, LLC ("Landlord") [MMB # 48 - Dewitt, NY]

Dear Mr. August:

This is sent in response to your recent conversations with Thomas Aspenleiter. As you know, the above referenced Lease will expire on 9/30/2000, and the parties wish to extend the duration of the Lease pursuant with the terms contained herein. Now, then, therefore, in consideration of $1.00 and other valid consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The term of the Lease shall be extended for a ten (10) year period commencing 10/1/00 and expiring 9/30/10 ("Renewal Term"), followed by two (2) 5-year renewal options. The first renewal option, if exercised, shall commence 10/1/10 and expire 9/30/15 ("First Option"). The second renewal option, if exercised, shall commence 10/1/15 and expire 9/30/20 ("Second Option"). Any renewal option to extend shall be considered as having been exercised unless Tenant gives Landlord notice at least 180 days prior to the expiration of the period then in effect of Tenant's election not to exercise the next renewal option. In the event Tenant provides notice of its intention not to renew, Landlord shall have the right to display "for lease" signage during the last 60 days of the period then in effect.

2. During the Renewal Term or any exercised option periods, Tenant shall pay annual rent of 6 and 3/4 % of Tenant's annual gross sales sold in, on, or upon or from the premises, but in no event less than a minimum rental of:

                                          Annual rent       Monthly rent
                                          -----------       ------------
         Renewal Term, Years 1-5            $54,000           $4,500.00
         Renewal Term, Years 6-10           $59,400           $4,950.00
         First Option                       $65,340           $5,445.00
         Second Option                      $71,874           $5,989.50

3. Except as modified herein, the terms and conditions of the above referenced Lease shall remain in full force and effect.

Kindly sign below where indicated on behalf of Landlord, and return to my attention. I will then present same to Tenant for approval and counter signature. If acceptable to Tenant, I will return one fully executed copy to you for your files.

In the event you have any questions, please do not hesitate to contact me or Tom Aspenleiter directly.

Sincerely,



Gary M. Parrotta, Esq.
GMP/bs




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